Exhibit 4.8

24 August 2022
RICHEMONT INTERNATIONAL HOLDING S.A. (as Richemont) JOSÉ NEVES (as Founder Shareholder) TGF PARTICIPATIONS LIMITED (as Trustee Shareholder) and FARFETCH LIMITED (as the Company)
VOTING COMMITMENT DEED

TABLE OF CONTENTS

Clause Page

1.	Definitions and Interpretation	1
2.	Voting agreement	4
3.	Fees, costs and expenses	6
4.	CONFIDENTIALITY	6
5.	ASSIGNMENT	7
6.	DURATION	7
7.	ENTIRE AGREEMENT AND REMEDIES	7
8.	WAIVER AND VARIATION	8
9.	INVALIDITY	8
10.	NO PARTNERSHIP OR AGENCY	8
11.	NOTICES	8
12.	RIGHTS OF THIRD PARTIES	10
13.	COUNTERPARTS	10
14.	GOVERNING LAW	10
15.	ARBITRATION	10
16.	process agent	11

THIS DEED is made on 24 August 2022 (the “Execution Date”)

BETWEEN

(1) RICHEMONT INTERNATIONAL HOLDING S.A., a company incorporated in Luxembourg with registered number B 59.435 and having its registered office at 35 Boulevard Prince Henri, Luxembourg, 1724, Luxembourg (“Richemont”);

(2) JOSÉ NEVES of c/o Farfetch UK Limited, The Bower, 211 Old Street, London, England, EC1V 9NR (the “Founder Shareholder”);

(3) TGF PARTICIPATIONS LIMITED having its registered office at Court Row Chambers, Court Row, Ramsey, Isle of Man IM8 1JS and a company number of 007463V (the “Trustee Shareholder”); and

(4) FARFETCH LIMITED, an exempted company incorporated in the Cayman Islands with registered number 336922 and having its registered office at 190 Elgin Avenue, George Town, Grand Cayman, KY1-9008, Cayman Islands (the “Company”),

(each a “party” and together the “parties”).

WHEREAS

As at 31 December 2021, the Shareholders (as defined below) own, in aggregate 4,638,857 Class A Shares and 42,858,080 Class B Shares, representing 10.06% of the Company’s weighted-average fully diluted ordinary share capital of 472,357,995

IT IS AGREED AS FOLLOWS:

1. Definitions and Interpretation

1.1 In this Deed, unless the context otherwise requires:

“Affiliate” means, in relation to a body corporate, any subsidiary or holding company of such body corporate, and any subsidiary of any such holding company, in each case from time to time;

“Board” means the board of directors of the Company from time to time;

“Business Day” means a day (other than a Saturday or Sunday) on which banks in the City of London, Luxembourg and New York are open for ordinary banking business;

“Class A Shares” means the class A ordinary shares of the Company with a nominal or par value of $0.04 each (or any successor class of shares from time to time);

“Class B Shares” means the class B ordinary shares of the Company with a nominal or par value of $0.04 each (or any successor class of shares from time to time);

“Completion” has the meaning given in the Share Purchase Agreement;

“Consideration Shares” has the meaning given in the Share Purchase Agreement;

“Dispute” has the meaning given in Clause 15.1;

“First Tranche Shares” has the meaning given in Clause 2.1(a);

“Government Entity” means:

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(a) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government;

(b) any public international organisation (including the United Nations and the World Bank);

(c) any agency, division, bureau, department, or other political subdivision of any government, entity, or organisation described in the foregoing subparagraphs (a) or (b);

(d) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any government, entity, organisation, or other person described in the foregoing subparagraphs (a), (b) or (c); or

(e) any political party;

“Group” means the Company and each of its subsidiary undertakings from time to time;

“ICC” has the meaning given in Clause 15.1;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, company by-laws or constitutional documents, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, binding court orders, judgments and decrees, rules of common law, customary law and equity, any applicable industry code, policy or standard enforceable by law, any applicable direction, statement of practice, policy, rule or order that is set out by a Government Entity that is binding on a party, and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Long Stop Date” has the meaning given in the Share Purchase Agreement;

“P2 Option” has the meaning given in the Shareholders’ Agreement;

“P2 Option Completion” has the meaning given in the Shareholders’ Agreement;

“Permitted Transferee” has the meaning given in the articles of association of the Company;

“Process Agent” has the meaning given in Clause 16.1;

“Relevant Party” has the meaning given in Clause 16.1;

“Representatives” means, in respect of a party, its professional advisers, auditors, bankers, lenders (including potential lenders), insurers (in each case, acting as such and where applicable), partners, directors, officers, employees and consultants;

“Richemont Competitor” has the meaning given in the Shareholders’ Agreement;

“Richemont NED” has the meaning given in Clause 2.4(a);

“Sale Shares” has the meaning given in the Share Purchase Agreement;

“Second Tranche Shares” has the meaning given in Clause 2.1(b);

“Shareholder” means the Founder Shareholder and the Trustee Shareholder;

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“Shareholders’ Agreement” means the shareholders’ agreement relating to Yoox Net-a-Porter Group S.p.A. and to be entered into between, among others, the Company, Farfetch Holdings PLC and Richemont Italia Holdings S.p.A at Completion;

“Share Purchase Agreement” means the share purchase agreement in connection with the sale and purchase of the Sale Shares entered into between, among others, the Company, Farfetch Holdings PLC and Richemont Italia Holding S.p.A. on the Execution Date;

“Tax” means all state or local taxes, direct or indirect (including value added tax and registration tax), duties (including stamp duties and other similar taxes), transfer taxes, charges, social charges, employer and employee social security contributions, levies, imposts, contributions, withholdings or amounts in the nature thereof, whenever and by whatever authority imposed (whether national or local) in any jurisdiction or territory or sub‑division thereof, irrespective of the person to which any of the foregoing is directly or primarily chargeable, together with all interest, fines, penalties, surcharges and charges incidental or relating to any of the foregoing;

“Tax Authority” means any – government, state or municipality or any local ‑ authority responsible for the collection or management or assessment of any Tax and any body or official whatsoever competent to impose, administer, levy, assess or collect Tax or make any decision or ruling on any matter relating to Tax;

“Transfer” has the meaning given in the Shareholders’ Agreement;

“Tranche 1 Consideration Shares” has the meaning given in the Share Purchase Agreement;

“Tranche 2 Consideration Shares” has the meaning given in the Share Purchase Agreement;

“Tranche 3 Consideration Shares” has the meaning given in the Share Purchase Agreement; and

“Working Hours” has the meaning given in Clause 11.1.

1.2 In this Deed, unless the context otherwise requires:

(a) “holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006, “group undertaking” means “group undertaking” as defined in section 1161 of the Companies Act 2006 and “subsidiary undertaking” means “subsidiary undertaking” as defined in section 1162 of the Companies Act 2006;

(b) every reference to a particular Law shall be construed also as a reference to all other Laws made under the Law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the Execution Date provided that, as between the parties, no such amendment or modification shall apply for the purposes of this Deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party;

(c) references to Clauses, Sub-clauses and Schedules are references to clauses and sub-clauses of and schedules to this Deed, references to paragraphs are references to paragraphs of the specified Schedule (or, if no Schedule is specified, paragraphs of the Schedule in which the reference appears) and references to this Deed include the Schedules;

(d) references to the singular include the plural and vice versa and references that are gender neutral or gender specific include each and every gender and no gender;

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(e) references to a “party” mean a party to this Deed and include its successors in title, personal representatives and permitted assigns;

(f) references to a “person” include any individual, partnership, company, body corporate, corporation sole or aggregate, firm, joint venture, association, trust, government, state or agency of a state, unincorporated association or organisation, in each case whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists, and a reference to any of them shall include a reference to the others;

(g) references to a “company” include any company, corporation or other body corporate wherever and however incorporated or established;

(h) references to times of the day are to London time unless otherwise stated;

(i) references to writing include any modes of reproducing words in a legible and non-transitory form;

(j) references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(k) words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(l) general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3 The headings and sub-headings in this Deed are inserted for convenience only and shall not affect the construction of this Deed.

1.4 References to this “Deed” include this Deed as validly amended or varied in accordance with its terms.

1.5 References to an agreement between one party and another party shall mean an agreement between those parties only, severally and not jointly, and not any other party to this Deed.

2. Voting agreement

2.1 On and from the Execution Date (unless and until this Deed terminates in accordance with Clause 6 below) and, if Completion occurs, from Completion and until the date on which:

(a) following Completion and if and until P2 Option Completion occurs, the number (accounting for any subdivision, consolidation, redenomination or other reorganisation of the Company’s share capital from time to time) of Class A Shares legally and beneficially owned by Richemont and its Affiliates (excluding the Tranche 3 Consideration Shares, to the extent issued) is less than a number equal to the aggregate of the Tranche 1 Consideration Shares and the Tranche 2 Consideration Shares (the “First Tranche Shares”); and

(b) if P2 Option Completion has occurred, the number (accounting for any subdivision, consolidation, redenomination or other reorganisation of the Company’s share capital from time to time) of Class A Shares legally and beneficially owned by Richemont and its Affiliates (excluding the Tranche 3 Consideration Shares, to the extent issued) is less than an amount equal to the aggregate of (i) the First Tranche Shares; and (ii) the number

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of Class A Shares issued to Richemont and its Affiliates pursuant to the relevant P2 Option (the “Second Tranche Shares”),

the Shareholders agree (y) not to Transfer any Class A Shares or Class B Shares held by the Shareholders; and (z) to procure that none of their respective Affiliates or Permitted Transferees Transfer any Class A Shares or Class B Shares held by such Affiliates or Permitted Transferees, in each case to the Richemont Competitor.

2.2 On and from the Execution Date and for so long as any class of shares of the Company is listed on a recognised stock exchange:

(a) each of the Shareholders agree with the Company to exercise, and to procure that any of their respective Affiliates exercise, all voting rights held by them and attaching to the shares they hold in the Company (to the extent possible by the exercise of such voting rights and otherwise as restricted by Law) so as to vote in favour of any shareholder resolution of the Company proposed by the Board for the purpose of authorising or facilitating (i) any increase in the authorised share capital of the Company necessary for the purpose of issuing the Consideration Shares pursuant to the Share Purchase Agreement; and (ii) the Company’s obligations arising in connection with the exercise of any P2 Option in accordance with the terms, and subject to the conditions of, the Shareholders’ Agreement; and

(b) the Founder Shareholder agrees with the Company to do all such things as are in his reasonable control to convene a general meeting of shareholders of the Company to the extent necessary for the shareholders of the Company to authorise and facilitate the Company’s consummation of any P2 Option.

2.3 On and from Completion and for so long as any class of shares of the Company is listed on a recognised stock exchange, Richemont agrees with the Company to exercise, and to procure that any of its Affiliates exercise, all voting rights held by them and attaching to the shares they hold in the Company (to the extent possible by the exercise of such voting rights and otherwise as restricted by Law) so as to:

(a) vote in favour of any shareholder resolution of the Company to appoint the Founder Shareholder to the Board;

(b) vote with the Founder Shareholder:

(i) in respect of any shareholder resolution of the Company to remove or appoint any members of the Board (including for the avoidance of doubt, any shareholder resolution of the Company to fix the maximum and/or minimum number of directors to be appointed to the Board) and, excluding, for the avoidance of doubt, any shareholder resolution of the Company to remove any incumbent Richemont NED;

(ii) in connection with the requisitioning of a general meeting of shareholders of the Company; and

(iii) in respect of any shareholder resolution of the Company (including, for the avoidance of doubt, any special shareholder resolutions of the Company) as required by Law or pursuant to the Company’s articles of association, to amend and restate the Company’s memorandum of association or articles of association, provided that such amendment does not, in the reasonable opinion of Richemont, adversely affect the rights attaching to the shareholding of Richemont and/or any of its Affiliates in the Company.

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2.4 Subject to Clause 2.5, on and from P2 Option Completion:

(a) the Company agrees with Richemont that Richemont shall be entitled to nominate one non-executive director (being, for the avoidance of doubt, a director that is not an executive director or executive officer of either the Company and/or its Affiliates or Richemont and/or its Affiliates) (the “Richemont NED”) for appointment to the Board, in each case subject to the approval of the Company nominating and corporate governance committee (such approval not to be unreasonably withheld);

(b) the Company agrees with Richemont that, in the event that the appointment of a Richemont NED is not approved by the Company nominating and corporate governance committee, or is otherwise not appointed, or in the event of the resignation or removal of a Richemont NED, Richemont shall be entitled to nominate an alternative Richemont NED for appointment to the Board pursuant to Clause 2.4(a); and

(c) provided that the appointment of a Richemont NED to the Board has been approved by the Company nominating and corporate governance committee:

(i) the Founder Shareholder, in his capacity as director of the Company, agrees to vote in favour of the appointment of such Richemont NED to the Board; and

(ii) each of the Shareholders agree with the Company to exercise, and to procure that any of their Affiliates or Permitted Transferees exercise, all voting rights held by them and attaching to the shares they hold in the Company (to the extent possible by the exercise of such voting rights and otherwise as restricted by Law) so as to vote in favour of such appointment of such Richemont NED.

2.5 Notwithstanding anything herein to the contrary, Richemont’s rights set forth in Clause 2.4 shall terminate immediately upon Richemont and/or its Affiliates first ceasing to hold, on an as-converted basis, a number of Class A Shares equal to or greater than 10 per cent. of the issued share capital of the Company at such time.

2.6 The Founder Shareholder shall procure that any Permitted Transferee of a Class B Share complies with all terms and obligations of this Deed which apply to them as if they were named in this Deed as a Shareholder.

2.7 The Founder Shareholder represents and warrants that, as at the Execution Date, the information relating to the holdings of the Shareholders in the Company set out in the Recital is accurate.

3. Fees, costs and expenses

Each party shall bear his or its own costs and expenses in relation to the preparation, negotiation and completion of this Deed and any documents referred to herein.

4. CONFIDENTIALITY

4.1 Each party may for the purposes contemplated by this Deed disclose confidential information to its Affiliates and Representatives if and to the extent reasonably required for the purposes of performing its obligations under this Deed but not for any competing purpose and only where such Representatives are informed of the confidential nature of the confidential information and the provisions of this Clause 4 and instructed to comply with this Clause 4 as if they were a party to it.

4.2 Each of the parties undertakes to the other parties that, save as permitted pursuant to the Share Purchase Agreement and the Shareholders’ Agreement, it shall not make any announcement concerning this Deed, or disclose this Deed or any of its provisions, (in each case, otherwise than as and only to the extent required by Law or by a Tax Authority or by any relevant stock

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exchange) without the prior written consent of the other parties. Where such an announcement or disclosure is required by Law or by the rules and regulations of any relevant stock exchange the form and content of any such announcement or disclosure shall, to the extent reasonably practicable, be the subject of prior consultation of the other parties (including reasonably incorporating comments of the other parties prior to the making of such announcement or disclosure). Nothing in this Clause 4 shall prevent any party making an announcement or disclosure which contains only information which was contained in an announcement or disclosure previously made prior to the date hereof or in compliance with this Clause 4.

5. ASSIGNMENT

This Deed shall be binding on and enure for the benefit of each party’s successors. No person shall assign, transfer, charge or otherwise deal with all or any of his or its rights under this Deed nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties, other than in respect of an assignment, transfer, charge or other dealing in favour of an Affiliate of Compagnie Financière Richemont S.A..

6. DURATION

6.1 This Deed may be terminated at any time by the mutual written consent of the Shareholders and Richemont.

6.2 This Deed shall automatically terminate:

(a) if Completion has not occurred by such date, on the Long Stop Date; or

(b) after Completion, on such date as Richemont and its Affiliates cease to hold any Class A Shares.

6.3 This Deed shall, except for Clauses 1 (Definitions and Interpretation), 4 (Confidentiality and Announcements) and 7 (Entire Agreement and Remedies) to 16 (Process Agent) and rights or liabilities of any party that have accrued prior to that time, terminate and cease to have effect upon the occurrence of any termination pursuant to Clauses 6.1 or 6.2.

7. ENTIRE AGREEMENT AND REMEDIES

7.1 This Deed together with and any documents referred to herein and any documents expressed to be entered into in connection with them (once entered into), set out the entire agreement between the Shareholders and the Company, on the one hand, and Richemont and the Company, on the other hand, relating to the subject matter of this Deed and, save to the extent expressly set out in this Deed, supersede and extinguish (and the parties hereby waive any rights arising from) any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause 7 shall not exclude any liability for or remedy in respect of fraud. The Company hereby agrees with each Shareholder and Richemont, severally and not jointly, that it will enforce the provisions of this Deed against any party in breach of its provisions.

7.2 Each Shareholder, the Company and Richemont acknowledge and agree that damages alone would not be an adequate remedy for any breach of this Deed and, accordingly, any party will be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of this Deed.

7.3 The rights, powers, privileges and remedies provided in this Deed are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.

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8. WAIVER AND VARIATION

8.1 A failure or delay by a party to exercise any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Deed or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

8.2 A waiver of any right or remedy under this Deed shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A party that waives a right or remedy provided under this Deed or by Law in relation to another party does not affect its rights in relation to any other party.

8.3 Each party agrees that this Deed may be varied or amended by agreement in writing duly executed by each of the parties.

8.4 Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Deed, nor shall it affect any rights or obligations under or pursuant to this Deed which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Deed shall remain in full force and effect except and only to the extent that they are varied or amended.

9. INVALIDITY

If any provision of this Deed is held by any court of competent jurisdiction, or other competent authority, to be illegal, invalid or unenforceable in any respect under the Laws of any relevant jurisdiction then this shall not affect:

(a) the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b) the legality, validity or enforceability under the laws of any other jurisdiction of that or any other provision of this Agreement,

and the parties shall negotiate in good faith to replace such provision with a legal, valid and enforceable provision which, as far as possible, has the same commercial effect as the provision which it replaces.

10. NO PARTNERSHIP OR AGENCY

Save to the extent expressly stated in herein, nothing in this Deed is intended to, nor shall be deemed to, establish any partnership between any of the parties, constitute any party the agent of another party, or authorise any party to make or enter into any commitments for or on behalf of any other party. Each party confirms that it is acting on its own behalf and not for the benefit of any other party.

11. NOTICES

11.1 Any notice or other communication given under this Deed or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language and sent:

(a) by hand delivery to the relevant address as provided in Clause 11.2, and shall be deemed to be given to, and received by, the recipient upon delivery;

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(b) by first class pre-paid post to the relevant address as provided in Clause 11.2 (if within the UK), and shall be deemed to be given to, and received by, the recipient two Business Days after the date of posting unless evidence of receipt is received earlier;

(c) by air courier to the relevant address as provided in Clause 11.2 (if from or to any place outside the UK), and shall be deemed to be given to, and received by, the recipient two Business Days after its delivery to a representative of the courier unless evidence of receipt is received earlier;

(d) by pre-paid airmail to the relevant address as provided in Clause 11.2 (if from or to any place outside the UK), and shall be deemed to be given to, and received by, the recipient five Business Days after the date of posting unless evidence of receipt is received earlier; or

(e) by e-mail to the relevant email address as provided in Clause 11.2, and shall be deemed to be given to, and received by, the recipient two hours after it was sent unless evidence of receipt is received earlier (other than by an automated reply generated in response to such email) and provided that no notification informing the sender that the message has not been delivered is received by the sender, provided that, in the case of Sub-clauses 11.1(a) and 11.1(e) any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. on a Business Day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

11.2 Notices under this Deed shall, subject to Clause 11.3, be sent for the attention of the person and to the address or e-mail address as follows:

(a) in the case of a notice to Richemont:

Name: Richemont International Holding S.A.

For the attention of: [***]

Address: [***]

E-mail address: [***] and [***];

Name: Slaughter and May

For the attention of: [***]

Address: [***]

E-mail address: [***]

(b) in the case of a notice to the Company or the Founder Shareholder:

Name: Farfetch UK Limited

For the attention of: [***]

Address: [***]

E-mail address: [***] ; and [***];

with a copy (which shall not constitute notice) to:

Name: Latham & Watkins (London) LLP

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For the attention of: [***]

Address: [***]

E-mail address: [***]; [***]; and

(c) in the case of a notice to the Trustee Shareholder:

Name: TGF Participations Limited

For the attention of: [***]

Address: [***]

E-mail address: [***]; and [***];

with a copy (which shall not constitute notice) to:

Name: Forsters LLP

For the attention of: [***]

Address: [***]

E-mail address: [***].

11.3 Any party to this Deed may notify the other parties of any change to his or its address or other details specified in Clause 11.2 provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later.

12. RIGHTS OF THIRD PARTIES

Unless stated to the contrary, a person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13. COUNTERPARTS

This Deed may be executed in any number of counterparts. Each counterpart shall constitute an original of this Deed but all the counterparts together shall constitute but one and the same instrument.

14. GOVERNING LAW

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

15. ARBITRATION

15.1 Any dispute arising out of or in connection with this Deed between all or any of the parties hereto, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally settled exclusively by arbitration. The arbitration shall be administered by the International Court of Arbitration of the International Chamber of Commerce (“ICC”) in accordance with the Rules of Arbitration of the ICC in effect at the time of the arbitration, except as they may be modified by mutual agreement of the parties. The seat of the arbitration shall be London. The arbitral tribunal may hold hearings and meetings by any means it considers expedient or appropriate and at any location it considers convenient or appropriate. The arbitration shall be conducted in the English language.

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15.2 The arbitral tribunal shall consist of three arbitrators, appointed in accordance with the above mentioned Rules of Arbitration of the ICC.

15.3 The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the arbitral tribunal, the parties, their counsel and any person necessary to the conduct of the proceeding, except as may be lawfully required in judicial proceedings relating to the arbitration or otherwise, or as required by the rules of any quotation system or stock exchange on which the disclosing party’s shares are listed or applicable Laws.

15.4 All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in US$ and free from any deduction or withholding for, or on account of Taxes, unless such deduction or withholding is required by Law. If any such deduction or withholding is so required, the payor shall pay to the recipient such sum as will, after the deduction or withholding has been made, leave the recipient with the same amount as the recipient would have received had no deduction or withholding been made.

15.5 Notwithstanding this Clause 15 or any other provision to the contrary in this Deed, the parties shall have the right to seek interim relief from a court of competent jurisdiction, at any time before and after the arbitrators have been appointed, up until the arbitrators have made their final award.

16. process agent

16.1 Any party that is not incorporated or resident within the United Kingdom (each a “Relevant Party”) shall appoint and thereafter maintain (for as long as any claim may be brought under or in connection with this Deed) the appointment of an agent within England for service of proceedings in relation to any matter arising under or in connection with this Deed (the “Process Agent”) as soon as practicable and, in any event, within 28 days of the Execution Date and service on the Process Agent in accordance with Clause 11.1(a) or 11.1(b) (and the “relevant address” shall be the address of the Process Agent) shall be deemed to be effective service on the Relevant Party, provided that, in respect of Richemont, a copy of any documents served on its Process Agent in accordance with this Clause 16.1 shall also be sent to Richemont’s addressee as provided in Clause 11.2 for the attention of the Group General Counsel.

16.2 Richemont hereby appoints Richemont Holdings (UK) Ltd as its Process Agent, whose address is at 15 Hill Street, London, W1J 5QT, United Kingdom.

16.3 The Company hereby appoints Farfetch UK Limited as its Process Agent, whose address is at The Bower, 211 Old Street, London, England, EC1V 9NR.

16.4 The Trustee Shareholder hereby appoints Farfetch UK Limited as its Process Agent, whose address is at The Bower, 211 Old Street, London, England, EC1V 9NR.

16.5 A Relevant Party shall notify the other parties in writing of any change in the address of the Process Agent within five (5) Business Days of such change.

16.6 If, notwithstanding the obligations in this Clause 16, it is discovered that:

(a) a Relevant Party has failed to appoint a Process Agent as required under Clause 16.1; or

(b) having appointed a Process Agent, such appointment is then terminated or expires for any reason and the Relevant Party has not notified the other parties of a replacement Process Agent,

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the other party may notify the Relevant Party of such fact and may, following the expiry of the period of ten (10) Business Days from the date of such notice, appoint a substitute Process Agent with an address in England on behalf of and at the cost of the Relevant Party, and service on such Process Agent in accordance with Clause 11.1(a) or 11.1(b) (and the “relevant address” shall be the address of the Process Agent) shall be deemed to be effective service on the Relevant Party. The party discovering the omission shall, promptly following the appointment, notify the Relevant Party of the name and address of such substitute Process Agent.

16.7 Failure by any Process Agent appointed under this Clause 16 to notify the Relevant Party of the service of process will not invalidate the proceedings concerned.

16.8 Nothing in this Deed shall affect the right of service of process in any other manner permitted by Law.

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This Deed has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED and DELIVERED as a DEED by	)
RICHEMONT INTERNATIONAL HOLDING S.A.	)

Acting by Burkhart Grund and Swen Grundmann who in accordance with the laws of the territory in which RICHEMONT INTERNATIONAL HOLDING S.A. is incorporated, is acting under the authority of RICHEMONT INTERNATIONAL HOLDING S.A.

	) ) ) ) )	/s/ Burkhart Grund ..................................................... (Authorised signatory) /s/ Swen Grundmann ......................................................... (Authorised signatory)

[Project Phoenix – Signature Page to the Voting Commitment Deed]

EXECUTED and DELIVERED as a DEED by	)	/s/ José Neves
JOSÉ NEVES	)
in the presence of: Signature of Witness Name of Witness Address of Witness	) ) ) ) )	/s/ Mariam Usmani Mariam Usmani 8th Floor 211 Old Street London EC1V 9NR
Occupation of Witness	)	Senior Executive Business Assistant

[Project Phoenix – Signature Page to the Voting Commitment Deed]

EXECUTED and DELIVERED as a DEED by

TGF PARTICIPATIONS LIMITED

acting by any two directors who, in accordance with the laws of the territory in which TGF PARTICIPATIONS LIMITED is incorporated, are acting under the authority of TGF PARTICIPATIONS LIMITED

) ) ) ) ) ) ) ) ) )	/s/ Jane Freer ………………………………………………… (Director) /s/ Sarah Weaver ………………………………………………… (Director)

[Project Phoenix – Signature Page to the Voting Commitment Deed]

EXECUTED and DELIVERED as a DEED by	) )
FARFETCH LIMITED	)	/s/ Victor Luis
acting by any director	) )	......................................................... (Director)

[Project Phoenix – Signature Page to the Voting Commitment Deed]